Exhibit 99.11

Execution Copy

TOTAL RETURN SWAP (TRS)

Date:	September 14, 2017

To:	Glencore AG
Telefax No.:	+41-41-709-3000
Attention:	Treasury

From:	Givolon Limited
Telefax No.:	+44 1534 818 445

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the Transaction (the “Transaction”) entered into between us on the Trade Date specified below (the “Trade Date”).

This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement between us, dated as of the date hereof in the form of the 1992 ISDA Master Agreement (the “Master Agreement”) and incorporates by reference the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc.) (the “2002 Equity Definitions”). For these purposes, all references in the 2002 Equity Definitions to an “Equity Swap Transaction” shall be deemed to apply to the Transaction referred to herein, except as otherwise stated herein.

This Confirmation supplements, forms part of, and is subject to, the Master Agreement; provided, however, that the provisions of this Confirmation shall govern in the event of any inconsistency between the provisions of this Confirmation and the provisions of the Master Agreement and/or the 2002 Equity Definitions. For purposes of the 2002 Equity Definitions, this Transaction is a Share Swap Transaction.

The general terms of this Transaction are as follows:

1.	Parties:

a.           Glencore AG, a company organized under the laws of Switzerland (“Party A”)

b.           Givolon Limited, a company organized under the laws of Jersey (“Party B”)

2.	Additional Definitions. In this Confirmation, the following terms shall have the following definitions:

“Banks” shall mean the banks, if any, that provide debt financing to Party B secured by a lien on Shares (the “Pledged Shares”), the proceeds of which debt financing to funds loans to Party A (together with any security or collateral agent therefor).

“Century” shall mean Century Aluminum Company, a Delaware Corporation.

“Century Common Stock” shall mean the common stock, par value $0.01 per share, of Century.

“Settlement SPA” shall mean the sale and purchase agreement between Party A and Party B, providing for Party A’s purchase of the Specified Shares from Party B for a purchase price equal to the Notional Amount, the form of which is attached hereto as Exhibit A.

“Share” shall mean (i) one (1) share of Century Common Stock, or (ii) in the event of a merger, combination, reorganization, bankruptcy, nationalization or other event that splits, reduces, combines or otherwise alters the nature of the interest held by a holder of each share of Century Common Stock or replaces such share with substitute shares or other property (real, personal or intangible) or rights (other than Dividends hereunder), then such share shall be replaced by the share(s), property or rights (other than Dividends hereunder) held by a former holder of any one such former share of Century Common Stock after such action or other event has occurred.

“Specified Shares” shall mean 27,500,000 Shares.

3.	Terms. The terms of the Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	September 14, 2017

Effective Date:	Same as the Trade Date.

Termination Date:	December 31, 2022.

Exchange:	Nasdaq

Related Exchange(s):	In the event that Century Common Stock is not trading on Nasdaq on any relevant date, and is trading on any other nationally recognized exchanges, the Related Exchange shall be the nationally recognized exchange on which Century Common Stock is traded that is chosen by the Calculation Agent.

Knock-in Event:	Not applicable

Knock-out Event:	Not applicable

Notional Amount:	$495,845,625

Equity Amount Receiver	Party A

Equity Amount Receiver Payment Amounts:

Equity Amount Receiver Payment Dates:	March 14 and September 14 of each year starting March 14, 2018 (or the first business day thereafter if such day is a Saturday, Sunday or holiday in Switzerland or Jersey)

Equity Amount Receiver Rate:	0.75%

Equity Amount Receiver Calculation Amount:	The Notional Amount

Equity Amount Receiver Day Count Fraction:	Actual days elapsed based on a 365 day year

Equity Amount Payer	Party B

Dividends:

Dividend Period:	First Period

Dividend Amount:	The Ex Amount (including Extraordinary Dividends and other Excess Dividend Amounts) and to the extent not included in the foregoing all proceeds of redemptions and other liquidating distributions, in each case payable to an owner of a Share and whether payable in cash or in-kind (but excluding Century Common Stock), multiplied by the number of Specified Shares, plus proceeds from the sale of any Foreclosed Pledged Shares transferred by the Banks to Party B, if any.

Dividend Payment Date:	The Paid Amount Date

Re-investment of Dividends:	Not Applicable

Settlement Terms:

Physical Settlement:	Notwithstanding anything to the contrary set forth in the Master Agreement, settlement of the Transaction will occur by physical settlement through the execution, by Party A and Party B, at the Settlement Time on the Settlement Date, of the Settlement SPA providing for physical settlement relating to the Specified Shares. This provision replaces Section 9.3 of the 2002 Equity Definitions and any other provision of the Master Agreement or the 2002 Equity Definitions that would conflict with settlement in the manner set forth above.

Settlement Date:	The Termination Date.

Settlement Time:	5:00 PM local time in London, England.

Settlement Currency:	USD

Adjustments:

Method of Adjustment:	The Calculation Agent to determine Calculation Agent Adjustments in accordance with the definition of Share hereunder.

Extraordinary Events:

Consequences of Merger Events:	Alternative Obligation

Consequences of Tender Offers:	Component Adjustment

Composition of Combined Consideration:	Not Applicable

Additional Disruption Events:

Nationalization	Not Applicable

Insolvency	Not Applicable

Delisting	Not Applicable

Change in Law:	Not Applicable

Failure to Deliver:	Not Applicable

Insolvency Filing:	Not Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

4.          Broker/Arranger. Not Applicable

5.          Additional Termination Event.

The Settlement pursuant to the Century Call Option Confirmation or Party A’s acquisition of Party B will constitute an Additional Termination Event in respect of the TRS Confirmation, in respect of which Party A and Party B will each be an Affected Party.  Following any Early Termination Date, no further amounts shall be payable, or assets deliverable, by either party to the other under this Confirmation, other than any Unpaid Amounts (which shall include a pro rata portion of the payment due from the Equity Amount Receiver on the Equity Amount Receiver Payment Date following the Early Termination Date), which shall be paid promptly.

6.          Reduction Event.

The date on which all or a portion of the Pledged Shares (the “Foreclosed Pledged Shares”) are transferred to the Banks or one or more third parties pursuant to the exercise of the Banks’ rights under security agreements entered into between Party B and the Banks, shall be a “Reduction Date” under this TRS Confirmation. On any such Reduction Date (1) the number of Specified Shares covered by this TRS Confirmation shall be reduced by the number of Foreclosed Pledged Shares (such resulting amount the “Remaining Shares”) and (2) the Notional Amount shall be reduced by multiplying the then-applicable Notional Amount by a fraction, the numerator of which shall equal the number of Remaining Shares and the denominator of which shall equal the number of Specified Shares immediately prior to such calculation. For avoidance of doubt, from and after a Reduction Date no further amounts shall be payable, or assets deliverable, by either party to the other under this Confirmation in respect of a number of Specified Shares equal to the Foreclosed Pledged Shares, except that each of Party A and Party B shall remain responsible for paying the other party any Unpaid Amounts under this TRS Confirmation relating to the Foreclosed Pledged Shares through the Reduction Date, including any Dividends resulting from any sale of Foreclosed Pledged Shares (even if received by Party B after the Reduction Date).

7.          Exclusive Remedy.

Section 6 of the Master Agreement shall not apply with respect to the Master Agreement or this Confirmation. The sole remedy for any Default or Event of Default under this Confirmation shall be specific performance.

8.          Non-Reliance.  Not Applicable

9.          Additional Acknowledgments.

Notwithstanding any provision of the Master Agreement, the Equity Amount Receiver Payment Amounts due under this TRS Confirmation shall be finally settled and discharged by set-off against amounts owed by Party B to Party A for interest on the unpaid portion of the Purchase Price under the Initial SPA.

10.         Miscellaneous.

Except as expressly provided herein, this Confirmation is not intended, nor shall be construed, to create any rights in any person other than Party A, Party B and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Party A and Party B shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.

Please confirm your agreement to be bound by the terms of the foregoing by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

GIVOLON LIMITED

By:	/s/ Brendan Dowling
Name:	Brendan Dowling
Title:	Director

 [Signature Page to Glencore AG/Givolon Limited Total Return Swap Confirmation relating to Master Agreement, dated September 14, 2017]

Accepted and confirmed as of the date first above written:

GLENCORE AG

By:	/s/ Stephan Huber
	Name:	Stephan Huber
	Title:	Officer

By:	/s/ Alicia Wright
	Name:	Alicia Wright
	Title:	Officer

[Signature Page to Glencore AG/Givolon Limited Total Return Swap Confirmation relating to Master Agreement, dated September 14, 2017]

- 7 -